UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2016

ContraFect Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36577	39-2072586
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

28 Wells Avenue, 3rd Floor, Yonkers, New York 10701

(Address of principal executive offices) (Zip Code)

(914) 207-2300

Registrant’s telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2016, Julia P. Gregory notified ContraFect Corporation (the “Company”) of her retirement and resignation as the Company’s Chief Executive Officer and as a member of the Company’s board of directors, all effective on March 21, 2016. Ms. Gregory will continue to serve as a consultant to the Company until April 30, 2016.

In connection with her retirement, the Company entered into a separation agreement with Ms. Gregory. Subject to Ms. Gregory’s continued compliance with restrictive covenants contained in her employment agreement with the Company, and in consideration for a general release of claims in the Company’s favor, the separation agreement entitles Ms. Gregory to receive (i) $168,050.80 paid in a lump-sum upon the effectiveness of the separation agreement, (ii) $1,011,770.00, paid in substantially equal installments over the eighteen months following the effective date of Mr. Gregory’s retirement, (iii) accelerated vesting of all unvested shares subject to stock options granted to Ms. Gregory on April 29, 2014 and on February 8, 2016, and (iv) Company-paid premiums for continued medical, dental and vision coverage under the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for up to eighteen months following the effective date of Ms. Gregory’s retirement. The foregoing payments are subject to any delays required to avoid an impermissible distribution under Section 409A of the Internal Revenue Code of 1986, as amended. Ms. Gregory will have a period of two years following the effective date of her retirement to exercise her vested Company stock options.

The foregoing description of Ms. Gregory’s separation agreement is qualified in its entirety by reference to the full text of the separation agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement and Release, dated March 25, 2016, between ContraFect Corporation and Julia P. Gregory.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTRAFECT CORPORATION

Date: March 25, 2016	By:	/s/ Natalie Bogdanos
Natalie Bogdanos
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement and Release, dated March 25, 2016, between ContraFect Corporation and Julia P. Gregory.